Exhibit 10.1

FORM OF

PUBLIC COMPANY EQUITY UNIT AWARD AGREEMENT
OF
KKR & CO. L.P.

(Directors)

i

PUBLIC COMPANY EQUITY UNIT AWARD AGREEMENT
OF
KKR & CO L.P.

This PUBLIC COMPANY EQUITY UNIT AWARD AGREEMENT (this “Agreement”) of KKR & CO L.P. (the “Partnership”) is made by and between the Partnership and the undersigned (the “Grantee”), who provides services to KKR Management LLC, as the general partner of the Partnership.  Capitalized terms used herein and not otherwise defined herein or in the KKR & Co. L.P. 2010 Equity Incentive Plan, as amended from time to time (the “Plan”), shall be as defined in Appendix A attached hereto.

RECITALS

WHEREAS, the general partner of the Partnership has determined it is in the best interests of the Partnership to provide the Grantee with this Agreement pursuant to and in accordance with the terms of the Plan.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to the following:

ARTICLE I
GRANT OF PUBLIC COMPANY EQUITY UNITS

Section 1.1.   Grant of Public Company Equity Units

The Partnership hereby grants to the Grantee, effective as of the Grant Date specified on the REU Grant Certificate attached hereto as Appendix B (the “Grant Date”), the number of “public company equity units”, which are restricted equity units set forth in the REU Grant Certificate attached hereto, subject to the terms and conditions of this Agreement. Each restricted equity unit that is granted pursuant to this Agreement represents the right to receive delivery of one Common Unit, subject to any adjustment pursuant to Section 9 of the Plan (each such restricted equity unit, an “REU”).

Section 1.2.   REUs and Agreement Subject to Plan; Administrator

This Agreement and the grant of REUs provided for herein shall be subject to the provisions of the Plan, except that if there are any express differences or inconsistencies between the provisions of the Plan and this Agreement, the provisions of this Agreement shall govern.

ARTICLE II
VESTING AND SETTLEMENT OF REUS

Section 2.1.   Vesting of REUs

(a)                                  The following vesting provisions shall apply to the REUs:

(i)                                     Subject to the Grantee’s continued service as a director of the general partner of the Partnership (“Service”) through the Service Vesting Date or Service Vesting Dates, as applicable, as specified in the REU Grant

Certificate attached hereto, the REUs shall become vested on such date or dates, as applicable, as to the percentage(s) set forth in such REU Grant Certificate.

(ii)                                  If, prior to the date the REUs are vested as provided in Section 2.1(a)(i) above or otherwise terminate pursuant to Section 2.1(b) below, the Grantee dies or experiences a Disability, then all unvested REUs shall be vested as a result thereof.

(iii)                               All REUs that become vested under this Section 2.1(a) are eligible to be Settled pursuant to Section 2.2 of this Agreement.

(b)                                 If the Grantee’s Service terminates for any reason other than due to the Grantee’s death or Disability as provided for in Section 2.1(a) above, all then unvested REUs shall immediately terminate and be forfeited without consideration, and no Common Units shall be delivered hereunder.

Section 2.2.   Settlement of REUs

(a)                                  To the extent that (i) an REU granted hereunder becomes vested pursuant to Section 2.1(a) above and (ii) the related Service Vesting Date has also occurred, then with respect to such percentage of REUs set forth next to the applicable Service Vesting Date on the REU Grant Certificate, such REU shall be Settled as soon as administratively practicable on or following the applicable Service Vesting Date for such REU; provided that the Administrator may determine that such Settlement may instead occur on or as soon as administratively practicable after the first day of the next permissible trading window of Common Units that opens for members of the Board and employees of the KKR Group to sell Common Units (provided that in any event such Settlement shall not be later than the time permitted under Section 409A, if applicable).  For the avoidance of doubt, the Settlement of any REUs that become vested pursuant to Section 2.1(a)(ii) above shall not be accelerated, such that, with respect to any such REUs, only that percentage of such REUs that would otherwise have become vested on each applicable Service Vesting Date as set forth on the REU Grant Certificate pursuant to Section 2.1(a)(i) shall be Settled at each such Service Vesting Date in accordance with the foregoing sentence. The date on which any REU is to be Settled hereunder is referred to as a “Delivery Date.” The Settlement of each REU shall be effected in accordance with, and subject to the provisions of, Section 2.2(b) below.

(b)                                 On any Delivery Date, each vested REU that is then being Settled shall be cancelled in exchange for the Partnership delivering, or causing to be delivered by the Designated Service Recipient, to the Grantee either (i) the number of Common Units equal to the number of REUs that are to be Settled on such Delivery Date pursuant to Section 2.2(a) above or (ii) an amount of cash, denominated in U.S. dollars, equal to the Fair Market Value of the foregoing number of Common Units (a “Cash Payment”). The Administrator may elect in its sole discretion whether to Settle the REUs in Common Units or by a Cash Payment.

(c)                                  Subject to the provisions of this Article II relating to the number of REUs that are to be Settled on any applicable Delivery Date and solely to the extent permitted under Section 409A, if applicable, the Partnership may impose such other conditions and procedures in relation to the Settlement of REUs as it may reasonably determine.

(d)                                 Any of the foregoing payments or deliveries shall in all instances be subject to Sections 4.3 and 4.5 below, as applicable.

Section 2.3.     No Distribution Payments

The REUs granted to the Grantee hereunder do not include the right to receive any distribution payments.

ARTICLE III
RESTRICTIONS ON TRANSFERS

Section 3.1.   Transfers of REUs

(a)                                  The Grantee may not Transfer all or any portion of the Grantee’s REUs (including to any Family Related Holder) without the prior written consent of the Administrator, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal or tax opinions and other documents that the Partnership may require) as are determined by the Administrator, in its sole discretion.  Prior to a Transfer of any REUs to any Other Holder, the Other Holder must consent in writing to be bound by this Agreement as an Other Holder and deliver such consent to the Administrator.  Any purported Transfer that is not in accordance with this Agreement shall be null and void.

(b)                                 In the event of a property settlement or separation agreement between the Grantee and his or her spouse, the Grantee agrees that he or she shall use reasonable efforts to retain all of his or her REUs and shall reimburse his or her spouse for any interest he or she may have under this Agreement out of funds, assets or proceeds separate and distinct from his or her interest under this Agreement.

ARTICLE IV
MISCELLANEOUS

Section 4.1.   Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any otherwise governing principles of conflicts of law that would apply the Laws of another jurisdiction.

Section 4.2.   Arbitration

(a)                                  Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce.  If the parties to the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.  Except as required by Law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain. Judgment on any award rendered by an arbitration tribunal may be entered in any court having jurisdiction thereover.

(b)                                 Notwithstanding the provisions of Section 4.2(a), the Partnership or its general partner, as applicable, may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling the Grantee to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, or enforcing an arbitration award and, for the purposes of this clause (b), the Grantee (i) expressly consents to the application of Section 4.2(c) below to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Secretary or General Counsel of the Partnership (or any officer of the Partnership) at the address identified for the Partnership as set forth in Section 4.6 below as such Grantee’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Grantee of any such service of process, shall be deemed in every respect effective service of process upon the Grantee in any such action or proceeding.

(c)                                  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 4.2, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award.  The parties acknowledge that the forums designated by this clause (c) have a reasonable relation to this Agreement and to the parties’ relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable Law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding referred to in this Section 4.2 brought in any court referenced therein and such parties agree not to plead or claim the same.

Section 4.3.   Remedies; Recoupment; Right to Set-Off

(a)                                  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by Law or under the terms of any other applicable agreement.

(b)                                 To the extent required or advisable, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules promulgated thereunder and any other similar Laws, the Administrator may specify in any other document or a policy to be incorporated into this Agreement by reference, that the Grantee’s rights, payments, and benefits with respect to REUs awarded hereunder and/or Common Units delivered to the Grantee in respect of REUs awarded hereunder shall be subject to reduction, cancellation, forfeiture or recoupment.

(c)                                  The Administrator may set-off any amounts due under this Agreement or otherwise against any amounts which may be owed to the Partnership or its Affiliates by the Grantee under this Agreement, any other relationship or otherwise.

Section 4.4.   Amendments and Waivers

(a)                                  This Agreement (including the Definitions contained in Appendix A attached hereto, the REU Grant Certificate attached as Appendix B hereto, and any other provisions as may be required to be appended to this Agreement under applicable local Law) may be amended, supplemented, waived or modified only in accordance with Section 4(c) of the Plan or Section 13 of the Plan, as applicable, or as may be required for purposes of compliance or enforceability with applicable local Law; provided, however, that the REU Grant Certificate shall be deemed amended from time to time to reflect any adjustments provided for under the Plan.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.5.   Withholding

Notwithstanding anything herein to the contrary, if applicable, the Partnership may require payment of any amount it may determine to be necessary to withhold for any applicable federal, state, local or other taxes in connection with any vesting, payments or deliveries made to the Grantee under this Agreement, including, without limitation, pursuant to Article II herein. Unless otherwise determined by the Administrator, to the extent that such withholding arises in connection with the vesting or Settlement of any REUs through (i) the delivery of Common Units, such withholding payments may, as determined by the Administrator, be funded by reducing the number of Common Units otherwise deliverable to the Grantee upon Settlement by an amount of Common Units having an aggregate Fair Market Value equal to the amount of taxes that are then due or (ii) the payment of a Cash Payment due to the Grantee upon

Settlement, such withholding payments shall be funded by the withholding of the amount of taxes that are then due from such Cash Payment.

Section 4.6.   Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or with respect to subsections (a) and (b), at such other address for a party as shall be specified for purposes of notice given in accordance with this Section 4.6):

(a)                                  If to the Partnership, to:

KKR & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019
Attention: Chief Financial Officer

(b)                                 If to the Grantee, to the most recent address for the Grantee in the books and records of the Partnership or its general partner.

Section 4.7.   Entire Agreement; Termination of Agreement; Survival

(a)                                  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto. The Grantee acknowledges that the grant of REUs provided for under this Agreement is in full satisfaction of any and all grants of equity or equity-based awards that representatives of the Partnership or its Affiliates, on or prior to the date hereof, may have informed the Grantee that such Grantee is entitled to receive.

(b)                                 This Agreement shall terminate when the Grantee and all Other Holders cease to hold any of the REUs that have been granted hereunder. Notwithstanding anything to the contrary herein, this Article V shall survive any termination of this Agreement.

Section 4.8.   Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.9.   Binding Effect

This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 4.10.   Further Assurances

The Grantee shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 4.11.   Interpretation; Defined Terms; Section 409A; Service with Designated Service Recipient

(a)                                  Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.  Unless otherwise specified, all references herein to “Articles,” “Sections” and clauses shall refer to corresponding provisions of this Agreement.  The word “including” is not meant to be exclusive, but rather shall mean “including without limitation” wherever used in this Agreement.   Reference to “hereto”, “herein” and similar words is to this entire Agreement (including any Appendices) and not a particular sentence or section of this Agreement. All references to “date” and “time” shall mean the applicable date (other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York, New York are required to close, in which case such date refers to the next occurring date that is not described in this parenthetical) or time in New York, New York.

(b)                                 All references to any “separation from service” or termination of the Services provided by the Grantee shall be deemed to refer to a “separation from service” within the meaning of Section 409A, if applicable.  Notwithstanding anything herein to the contrary, (i) if at the time of the Grantee’s termination of Service the Grantee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or delivery of Common Units otherwise payable or provided hereunder as a result of such termination of Service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Partnership will defer the commencement of the payment of any such payments or delivery hereunder (without any reduction in such payments or delivery of Common Units ultimately paid or provided to the Grantee) until the date that is six months following the Grantee’s termination of Service (or the earliest date as is permitted under Section 409A) and (ii) if any other payments or other deliveries due to the Grantee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other deliveries shall be deferred if deferral will make such payment or other delivery compliant under Section 409A, or otherwise such payment or other delivery shall be restructured, to the extent possible, in a manner, determined by the Administrator, that does not cause such an accelerated or additional tax.  The Partnership shall use commercially reasonable efforts to implement the provisions of this Section 4.11(b) in good faith; provided that none of the Partnership, the General Partner, the Administrator nor any of the

Partnership’s or its affiliates’ employees, directors or representatives shall have any liability to the Grantee with respect to this Section 4.11(b).

(c)                                  For the avoidance of doubt, any references to the Service of the Grantee in this Agreement refer solely to the Service of the Grantee to the general partner of the Partnership.  The grant of REUs under this Agreement in no way implies any employment relationship with the General Partner, the Partnership or with any of its affiliates.

Section 4.12.   Headings

The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 4.13.   Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Agreement.

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IN WITNESS WHEREOF, the Partnership has executed this Agreement as of the date specified under the signature of the Grantee.

KKR & CO. L.P.

By:	KKR MANAGEMENT LLC,
its general partner

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned Grantee has caused this counterpart signature page to this Agreement to be duly executed as of the date specified under the signature of the Grantee.

GRANTEE

Name:

APPENDIX A
DEFINITIONS

In addition to the defined terms set forth in the preamble and recitals of the Agreement, as well as the defined terms set forth in the Plan, the following terms shall have the following meanings for purposes of the Agreement:

“Disability” means, as to any Person, such Person’s inability to perform in all material respects such Person’s duties and responsibilities to the general partner of the Partnership by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Administrator may reasonably determine in good faith.

“Family Related Holder” means, in respect of the Grantee, any of the following: (i) such Grantee’s spouse, parents, parents-in-law, children, siblings and siblings-in-law, descendants of siblings, and grandchildren, (ii) any trust or other personal or estate planning vehicle established by such Grantee, (iii) any charitable organization established by such Grantee and (iv) any successor-in-interest to such Grantee, including but not limited to a conservator, executor or other personal representative.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Participant, as the case may be.

“Other Holder” shall mean any Person that holds an REU, other than the Grantee.

“REU Grant Certificate” means the REU Grant Certificate delivered to the Grantee and attached to this Agreement, as the same may be modified pursuant to Section 4.4(a) of the Agreement.

“Section 409A” means Section 409A of the Code, as the same may be amended from time to time, and the applicable regulations, including temporary regulations, promulgated under such Section, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Service Vesting Date” means, with respect to any REU, the date set forth in the REU Grant Certificate as the “Service Vesting Date.”

“Settle,” “Settled” or “Settlement” means the discharge of the Partnership’s obligations in respect of an REU through the delivery to the Grantee of (i) Common Units or (ii) a Cash Payment, in each case in accordance with Article II.

“Transfer” means with respect to any REU, any (i) sale, assignment, transfer or other disposition thereof or any interests therein or rights attached thereto, whether voluntarily or by operation of Law, or (ii) creation or placement of any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

A-1

APPENDIX B

REU GRANT CERTIFICATE

Grantee Name:  Participant Name

Grant Date: Grant Date

Number of REUs: Number of Awards Granted

Service Vesting Date:          The following sets forth each applicable Service Vesting Date upon which the REUs granted hereunder shall become vested, subject to the Grantee’s continued Service through each such date:

Percentage of REUs that Become Vested on Applicable Service Vesting Date	Applicable Service Vesting Date

Vesting and Settlement of the REUs is subject to all terms and conditions contained in the Agreement to which this REU Grant Certificate is attached.

B-1